Contacts:	John Farr Chief Financial Officer 800.287.4383 investor.relations@pervasive.com Marian Kelley Director, Corporate Communications 512.231.6033 investor.relations@pervasive.com

PERVASIVE SOFTWARE REPORTS REVENUE, EARNINGS INCREASES

FOR ITS FOURTH QUARTER AND FISCAL YEAR

Leading data management company achieves year-over-year increases in revenue and profitability

AUSTIN, TEXAS – July 15, 2003 – Pervasive Software® Inc. (Nasdaq:PVSW), a leading provider of data management solutions powering the success of application developers worldwide, today reported that revenue and net income for the fourth quarter of fiscal year 2003 increased 7% and 6%, respectively, from the fourth quarter of last fiscal year. This is Pervasive’s fourth consecutive quarter of year-over-year increases in revenue and profitability and the 10th consecutive quarter of profitability.

For the fourth fiscal quarter ended June 30, 2003, net income was $2.0 million or $0.11 diluted earnings per share, compared to net income of $1.9 million or $0.10 diluted earnings per share for the same period last year. Revenues were $10.2 million for the quarter, compared to $9.6 million for the same period last year.

Pervasive continued to generate positive cash flow from operations with $2.1 million in the fourth fiscal quarter, while achieving days sales outstanding at an excellent 43 days and ending the year with $41.7 million in cash and marketable securities and no debt.

Net income for the fiscal year ended June 30, 2003, excluding a gain from discontinued operations, was $6.7 million, or $0.37 diluted earnings per share, compared to net income, excluding a charge related to early adoption of a new accounting principle, of $6.0 million, or $0.34 diluted earnings per share, for the previous fiscal year. Revenues for the year were $39.2 million, compared to $37.2 million for the previous fiscal year.

“With these results in our fiscal fourth quarter, I am pleased to report we have achieved solid year-over-year revenue and earnings increases every quarter of our fiscal 2003,” said David Sikora, president and CEO of Pervasive Software. “In the face of very difficult macroeconomic conditions and a worldwide IT spending slowdown, we delivered our first year of revenue growth since our fiscal 1999. Equally important as these financial results, we accomplished our goal of laying the foundation for future expansion by strengthening our executive management team and aligning our investments with our growth strategy.

“As we enter the new fiscal year,” Sikora continued, “we are excited by the momentum that is building through our increased demand generation programs, the new product pipeline created by our recent technology acquisitions and the adoption success we are experiencing with the Version 8 upgrade of our core database product.”

Business Outlook

For the first fiscal quarter ending September 30, 2003, Pervasive expects revenue to be in the range of $9.4 million, representing an increase over the same quarter of last year, and net income to be in the range of $1.3 million, consistent with the same quarter of last year as the company continues to invest in sales, marketing and development activities to support future revenue growth. These expectations for revenue and net income reflect sequential decreases from the quarter ended June 30, 2003, due primarily to the typical international seasonality the company experiences in the summer months in Europe and Japan.

“We remain focused on the opportunities ahead, which include growing annual revenue and continuing to expand our product line of data management solutions. As we have demonstrated in the last fiscal year, this will continue to require a more aggressive approach in every area of our business – from product development to winning new business to pursuing new products and services for our worldwide customer base. We kick off the new fiscal year with a solid economic platform and continued commitment to aggressively seek and evaluate new opportunities to build, license or acquire additional products for introduction to and through our expansive worldwide channel,” Sikora concluded.

Conference Call Details

Pervasive will host a conference call to discuss these results with the investment community today at 4 p.m. Central Daylight Savings Time. The dial-in numbers for the call are 800.223.9488 or 785.832.1508 and no conference ID is required. The conference call may also be accessed live over the Web at http://www.pervasive.com/ircalendar. Check the site before the call for login information. Replay will be available 6 p.m., Tuesday, July 15, to midnight Tuesday, July 22, by dialing 800.945.0804 or 402.220.0667, or for a longer period through Pervasive’s Web site.

About Pervasive Software

Pervasive Software is a leading global data management company powering the success of application developers by providing solutions that deliver the industry’s best combination of performance, reliability and low administration costs. Pervasive’s strength is evidenced by the size and diversity of its customer base, serving tens of thousands of customers with hundreds of thousands of end-users in nearly every vertical market around the world. Founded in 1994, Pervasive sells its products into more than 150 countries and is based in Austin, Texas, with offices in Europe. More information may be found on the Web at http://www.pervasive.com.

Cautionary Statement

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally preceded by words such as “may,” “plans,” “expects,” “believes,” “anticipates,” “estimates” or “intends.” All forward-looking statements included in this document are based upon information available to Pervasive as of the date hereof, and Pervasive assumes no obligation to update any such forward-looking statement. Investors are cautioned that actual results could differ materially from Pervasive’s current expectations. Factors that could cause or contribute to such differences include, the factors and risks discussed in Pervasive’s reports filed from time to time with the Securities and Exchange Commission including, without limitation, the risk that Pervasive will be unable to attract, motivate and retain skilled sales, marketing, engineering and other personnel, the risk that the packaged client/server applications market will not continue to grow at historical rates, and the risk that current revenues are substantially dependent upon continued market acceptance of and revenues from the company’s database products.

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Pervasive, Pervasive Software, Btrieve and Pervasive.SQL are trademarks or registered trademarks of Pervasive Software Inc. All other company and product names may be trademarks or registered trademarks of their respective companies. All rights reserved worldwide.

Pervasive Software Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended June 30		Twelve months ended June 30
	2003	2002	2003	2002
Revenues	$10,214	$9,586	$39,205	$37,197

Costs and expenses:
Cost of revenues and technical support	1,420	1,587	5,898	6,556
Sales and marketing	3,479	3,240	13,673	12,349
Research and development	2,135	1,660	8,033	7,055
General and administrative	1,163	1,293	4,866	5,371

Total costs and expenses	8,197	7,780	32,470	31,331

Operating income from continuing operations	2,017	1,806	6,735	5,866

Interest and other income, net	107	177	534	742
Income tax provision	(130)	(110)	(580)	(570)

Income from continuing operations before effect of adoption of new accounting principle	1,994	1,873	6,689	6,038

Effect of adoption of new accounting principle	—	—	—	(676)

Income from continuing operations	1,994	1,873	6,689	5,362

Gain from discontinued operations	—	—	159	—

Net income	$1,994	$1,873	$6,848	$5,362

Diluted earnings per share:
Income from continuing operations before effect of adoption of new accounting principle	$0.11	$0.10	$0.37	$0.34
Effect of adoption of new accounting principle	—	—	—	(0.04)
Gain from discontinued operations	—	—	0.01	—

Net income	$0.11	$0.10	$0.38	$0.30

Shares used in computing diluted earnings per share	18,376	17,984	17,917	17,674

Pervasive Software Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2003	June 30, 2003
ASSETS
Current assets:
Cash and marketable securities	$41,665	$34,188
Trade accounts receivable, net	4,900	4,263
Notes receivable from related parties	102	102
Prepaid expenses and other current assets	727	1,209

Total current assets	47,394	39,762

Property and equipment, net	2,251	2,922

Notes receivable from related parties	204	306

Purchased technology, net	536	—

Other assets	207	369

Total assets	$50,592	$43,359

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$8,122	$6,736
Deferred revenue	2,236	2,147
Liabilities of discontinued operations	32	684

Total current liabilities	10,390	9,567

Stockholders' equity	40,202	33,792

Total liabilities and stockholders' equity	$50,592	$43,359